Exhibit 99.1

News Release Investor and Media Contact: A. Pierre Dubois Investor Relations & Corporate Communications BPZ Energy (281) 752-1240 pierre_dubois@bpzenergy.com

BPZ Energy Provides Operations Update and

Reports Second Quarter and First Half 2013 Results

HOUSTON, TX – August 7, 2013 – BPZ Energy, (NYSE: BPZ) (BVL: BPZ), an independent oil and gas exploration and production company, today reported second quarter and first half 2013 financial results and provided an operational update. The Company also provided a revised and lower capital and exploratory budget for full year 2013.

President and CEO Manolo Zuniga commented, “Our team is very excited about the level of activity underway during the second half of the year. We recently began drilling our first development well at the new Corvina field CX-15 platform. In addition, drilling preparations are also underway at the Albacora field with spud now expected by mid-September. Both of these programs are expected to help grow our oil production volumes and reduce our unit costs. The new 3D seismic data at Block Z-1 is proving to be very valuable as it is allowing us to fine tune our development drilling and offshore exploration programs. At our onshore blocks, we expect to begin exploration drilling at Block XXIII based on 3D seismic results, as well as begin acquiring additional 2D seismic at Block XXII during the fourth quarter.”

Financial Summary

For the second quarter ended June 30, 2013, the Company reported an operating loss of $12.7 million and a net loss of $19.6 million, or $0.17 per share, compared with an operating loss of $6.7 million and a net loss of $8.5 million, or $0.07 per share, for the same period last year. Second quarter 2013 operating results were impacted mainly by lower revenue from lower net production and increased workover expenses, partly offset by lower lease operating expense (excluding workover expenses), lower depreciation, depletion and amortization expense and lower general & administrative expenses.

For the six months ended June 2013, the Company reported an operating loss of $19.9 million and a net loss of $32.4 million, or $0.28 per share, compared with an operating loss of $25.6 million, and a net loss of $35.8 million or $0.31 per share for the same period last year. The improved operating result for the six months ended June 30, 2013, compared to the same period last year, was mainly due to lower geological, geophysical and engineering expenses, lower lease operating expenses (excluding workover expenses), lower depreciation, depletion and amortization expenses as well as lower general and administrative expenses, partially offset by the impact on operating loss from lower revenue from lower net production and increased workover expenses.

Earnings before interest, income taxes, depletion, depreciation, amortization, and exploration expense (EBITDAX) was a negative $4.5 million for the second quarter 2013 compared to a positive $9.0 million for the same period last year. EBITDAX for the six months ended June 2013 was a negative $4.9 million compared with a positive $26.7 million for the same period in 2012. EBITDAX is a non-GAAP measure. Please also see the reconciliation to net loss included at end of the press release.

Production

BPZ Energy maintains a 51% working interest in offshore Block Z-1, and the Company’s respective share of production is referenced as net production.

The Company’s share of net oil production from the Corvina and Albacora fields for the three months ended June 30, 2013 was 130 thousand barrels (MBbls), or 1,424 barrels of oil per day (bopd), compared to a pro forma net 165 MBbls, or 1,811 bopd, for the same period in 2012.

For the six months ended June 30, 2013, net oil production was 264 MBbls, or 1,457 bopd, compared to a pro forma net 345 MBbls, or 1,896 bopd, for the same period in 2012.

The decrease in oil production in the year-over-year comparisons is due to natural declines in oil production at both the Corvina and Albacora fields.

Revenue

For the three months ended June 30, 2013, oil revenue after royalty payments (net oil revenue) decreased by $19.9 million to $12.8 million from $32.7 million for the same period in 2012. The decrease in net oil revenue is due to a decrease in the amount of oil sold of 188 MBbls and a decrease of $7.06, or 7.0%, in the average per barrel sales price received from $101.00 to $93.94 per barrel. Total oil sales for the three months ended June 30, 2013 were 136 MBbls compared to 324 MBbls for the same period in 2012.

For the six months ended June 30, 2013, net oil revenue decreased by $43.1 million to $26.1 million from $69.2 million for the same period in 2012. The decrease in net oil revenue is due to a decrease in the amount of oil sold of 393 MBbls, and a decrease of $6.66, or 6.3%, in the average per barrel sales price received from $105.14 to $98.48 per barrel. Total sales for the six months ended June 30, 2013 were 265 MBbls compared to 658 MBbls for the same period in 2012.

The decrease in amounts of oil sold in the year-over-year comparisons is primarily due to the December 2012 sale of a 49% working interest in Block Z-1.

Expenses

Lease Operating Expense (LOE)

For the three months ended June 30, 2013, LOE decreased by $4.6 million to $8.1 million ($59.57 per Bbl) from $12.7 million ($39.24 per Bbl) compared with the same period last year.

The decrease in year-over-year LOE is primarily driven by a $6.2 million reduction related to the sale of a 49% working interest in Block Z-1 in December 2012. Additionally, repairs and maintenance expense decreased by $1.3 million primarily due to reduced maintenance and repairs on marine vessels. Contract services decreased by $0.5 million due to lower use of hydraulic jet pumps to assist oil production. These decreases were mainly offset by higher workover expenses of $2.7 million primarily associated with the one major workover performed in 2013, compared to no workovers in 2012.

For the six months ended June 30, 2013, LOE decreased by $9.3 million to $14.8 million ($55.83 per Bbl) from $24.1 million ($36.58 per Bbl). The decrease is primarily driven by a reduction in LOE of $11.8 million related to the sale of a 49% working interest in Block Z-1 in December 2012.

Additionally, repairs and maintenance expense decreased by $2.0 million primarily due to reduced maintenance and repairs on marine vessels. Contract pumping services decreased by $0.7 million due to lower use of hydraulic jet pumps to assist oil production, and other lease operating expenses were lower by $0.3 million. These decreases were offset by higher workover expenses of $4.7 million primarily associated with the one major workover performed in 2013, compared to no workovers in 2012 and higher costs of $0.8 million associated with an oil inventory draw in the six months ended June 30, 2013 versus an oil inventory build in the six months ended June 30, 2012.

General and Administrative Expense (G&A)

For the three months ended June 30, 2013, G&A expenses decreased by $2.9 million, to $6.4 million from $9.3 million for the same period in 2012. Stock-based compensation expense, a subset of G&A expenses, was $0.9 million for the three months ended June 30, 2013 and $0.7 million for the same period last year.

G&A expenses for the recent quarter, excluding stock-based compensation, decreased $3.1 million to $5.5 million from $8.6 million for the same period in 2012, due to lower third party costs primarily related to the 2012 Block Z-1 transaction of $1.1 million, lower salary and related costs of $1.0 million, and lower non-income taxes of $1.0 million.

For the six months ended June 30, 2013, G&A expenses decreased by $3.6 million to $11.9 million from $15.5 million for the same period in 2012.  Stock-based compensation expense, a subset of G&A expenses, was $1.6 million for the six months ended June 30, 2013 and $1.4 million for the same period in 2012.

Six-month 2013 G&A expenses excluding stock-based compensation decreased $3.8 million to $10.3 million from $14.1 million for the same period in 2012. The $3.8 million decrease is due to lower salary and related costs of $1.1 million, lower third party costs primarily related to the 2012 Block Z-1 transaction of $1.1 million, lower non-income taxes of $1.0 million and lower other general and administrative expenses of $0.6 million.

Geological, Geophysical and Engineering (GG&E)

For the three months ended June 30, 2013, geological, geophysical and engineering expenses decreased $2.8 million to $0.7 million compared to $3.5 million for the same period in 2012. The decrease is due to reduced seismic acquisition activity associated with the seismic data acquisition plan for Block Z-1 in 2013, compared to the seismic data acquisition activity for Block Z-1 in 2012.

For the six months ended June 30, 2013, geological, geophysical and engineering expenses decreased $27.6 million to $1.1 million compared to $28.7 million for the same period in 2012. The decrease is due to decreased seismic acquisition activity associated with the seismic data acquisition plan for Block Z-1 in 2013 and funding of seismic expenses in Block Z-1 by Pacific Rubiales, compared to the seismic data acquisition activity for Block Z-1 in 2012.

Depreciation, Depletion and Amortization Expense (DD&A)

For the three months ended June 30, 2013, DD&A expense decreased $3.7 million to $8.0 million from $11.7 million for the same period in 2012. For the six months ended June 30, 2013, DD&A expense decreased $8.3 million to $14.9 million from $23.2 million for the same period in 2012.

The decreases in DD&A for the three and six months ended June 30, 2013 compared to the same periods in 2012 are primarily due to lower production in the Corvina and Albacora fields in 2013 due to the sale of a 49% working interest in the Block Z-1 license contract in December 2012.

Standby Costs

For the three months ended June 30, 2013, standby costs increased $0.9 million to $2.3 million from $1.4 million for the same period in 2012. For the six months ended June 30, 2013, standby costs increased $0.8 million to $3.4 million from $2.6 million for the same period in 2012.

During the three and six months ended June 30, 2013 the Petrex-10 workover rig was either partially or fully on standby for two months, and the Petrex-28 rig, to be used for drilling on the CX-15 platform, was either partially or fully on standby for five months. The Petrex-21 rig (formerly named the Petrex-18 rig) to be used for drilling at the Albacora platform, was on standby for the first half of 2012.

Other Expense

For the three months ended June 30, 2013, other expense increased $4.2 million to $7.4 million compared to $3.2 million for the same period in 2012. The increase is primarily due to a lower gain on derivatives between the two periods, offset by a lower loss on extinguishment of debt charge from repayment of the remaining $30.5 million balance of the $75.0 million secured debt facility during the second quarter of 2013. The second quarter 2012 charge for the extinguishment of debt related to a $40.0 million partial repayment of the same $75.0 million facility.

For the six months ended June 30, 2013, total other expense decreased $3.3 million to $12.6 million compared to $15.9 million during the same period in 2012. The decrease is due to the lower loss on extinguishment of debt charge on the $75.0 million secured debt facility and lower net interest expense. The lower net interest expense resulted from a lower average of interest bearing debt outstanding between the two periods.

Income Taxes

For the three months ended June 30, 2013, the Company recognized an income tax benefit of $0.4 million on a loss before income taxes of $20.0 million. For the comparable 2012 period, the Company recognized an income tax benefit of $1.4 million on a loss before income taxes of $9.9 million.

For the six months ended June 30, 2013, the Company recognized an income tax benefit of $47,000 on a loss before income taxes of $32.5 million. For the comparable 2012 period, the Company recognized an income tax benefit of $5.7 million on a loss before income taxes of $41.5 million.

Liquidity, Capital Expenditures and Capital Resources

Liquidity

At June 30, 2013, the Company had cash and cash equivalents plus short term investments of $104.8 million, restricted cash of $9.1 million, and working capital of $63.6 million.

Capital and Exploratory Expenditures

The Company’s non-Block Z-1 total capital and exploratory expenditures for the second quarter ended June 30, 2013 were $0.8 million, excluding capitalized interest of $2.4 million. For the six-month period, capital and exploratory expenditures were $1.5 million, excluding capitalized interest of $5.0 million.

For Block Z-1, Pacific Rubiales provided 100% (gross) funding for capital and exploratory expenditures of $28.0 million for the six months ended June 30, 2013. These capital and exploratory expenditures were primarily related to the costs incurred in the installation, facilities, control systems, anchoring systems, and pipeline connections related to the CX-15 platform of approximately $11.2 million, seismic activity of $7.1 million, and approximately $6.4 million related to the CX-15 development drilling program.

Capital Resources

At June 30, 2013, outstanding long-term debt and short-term debt consisted of the 2015 Convertible Notes with a par value of $170.9 million and a $40.0 million secured loan. At June 30, 2013, the current and long-term portions of debt were $17.0 million and $180.1 million, respectively.

OPERATIONS UPDATE

OFFSHORE BLOCK Z-1 (51% working interest)

Corvina Field

CX-15 Platform

Development drilling on the CX15-1D well continues to advance as planned. This first well drilled will be a development well in the proved reserve area near the producing CX11-21XD well. The 21XD well was the discovery oil well at the Corvina field that has accumulated over one million barrels of gross oil production to date.

CX-11 Platform

Work is now underway to expand the capacity of the existing injection compressor. The workover on the CX11-14D well was completed in the second quarter and did not meet expectations. The partnership is currently evaluating whether other opportunities may exist to improve production.

Albacora Field

Mobilization of the Petrex-21 (formerly named Petrex-18) drilling rig from Talara to the Albacora platform is underway while some platform work to accommodate the rig is in process. It is expected that the spud of the A-18D development well will occur by mid-September, as weather conditions in July caused delays. Drilling and completion of the well is expected to take up to three months.

3D Seismic

Final processing of the 3D seismic at Block Z-1 is complete. The focus has been on refining the development plans at the Corvina and Albacora fields as well as defining the exploration campaign for the eight shallow water prospects. These include Delfin which previously tested oil, Mero and Raya, all of which are in close proximity to Corvina.

ONSHORE (100% Working Interests)

Block XXIII

At Block XXIII, the interpretation of the 3-D data has been completed. The Company has received approval to move the previously agreed drilling locations to conform to the 3-D seismic results. The Company’s current plan calls for drilling three shallow exploratory wells on a large anticline identified by the seismic. Drilling is expected to begin by year-end 2013.

Block XIX

At Block XIX, the Company has received approval from Perupetro to conduct a limited 3-D seismic survey to further evaluate future drilling locations as part of the current period minimum work commitment to retain the block. An environmental assessment is currently being prepared to obtain an environmental permit for the additional seismic work. As a result, the 3-D survey is now anticipated to be acquired in 2014.

Block XXII

Three prospects have been defined in the southern area of Block XXII. A 2-D seismic program is expected to begin during late 2013 to confirm potential drilling locations. The process to obtain an environmental permit for exploration drilling is underway with exploratory drilling expected to begin in 2014.

2013 REVISED CAPITAL AND EXPLORATORY BUDGET

Onshore

The Company plans to spend approximately $19.0 million net in full year 2013 on capital and exploratory expenditures, excluding capitalized interest, for its three 100%-owned onshore blocks. This amount is $8.0 million lower than the previously announced plan.

Planned capital and exploratory expenditures onshore include $9.0 million for shallow drilling activities at Block XXIII as well as $5.0 million of 2D seismic work for Block XXII, respectively. Other expenditures of $5.0 million are also included.

As previously noted, the Company’s capital and exploratory expenditures through June 30, 2013 were $1.5 million, excluding capitalized interest.

Offshore Block Z-1

The 2013 capital and exploratory expenditures, excluding capitalized interest, for offshore Block Z-1 are fully carried by Pacific Rubiales. BPZ Energy’s 51% share of Block Z-1 capital investments has been revised lower and is now budgeted at $64.0 million net ($125.0 million gross) for full year 2013. The new budget is lower by $15.0 million net ($29.0 million gross) compared with the previously announced plan.

Planned activities at Block Z-1 include $21.0 million for developmental drilling of three wells at the Corvina field CX-15 platform, $16.0 million for development drilling of two wells at the Albacora field, with $17.0 million for additional projects and engineering at the both fields. The Block Z-1 capital and exploratory expenditures also include $7.0 million for other projects and $3.0 million for exploratory expenditures for completion of 3D seismic survey-related activity, including processing.

At June 30, 2013, the Company’s remaining total Block Z-1 carry amount from Pacific Rubiales was $112.0 million.

Conference Call Information

The Company has scheduled a conference call and webcast to discuss second quarter 2013 financial and operational results on Thursday, August 8, 2013, at 10:00 a.m. CT (11:00 a.m. ET.)

The live conference call may be accessed via the Investor Relations section of the Company’s website at http://www.bpzenergy.com or by accessing the following dial-in numbers:

US and Canada Dial-In:	(877) 293-5457
International Dial-In:	(707) 287-9344

A replay of the conference call will be available at the Investor Relations section of the Company’s website.

ABOUT BPZ ENERGY

Houston-based BPZ Energy, which trades as BPZ Resources, Inc. under ticker symbol BPZ on the New York Stock Exchange and the Bolsa de Valores in Lima, is an independent oil and gas exploration and production company which has license contracts covering approximately 2.0 million net acres in offshore and onshore Peru. The Company holds a 51% interest in offshore Block Z-1, which it is developing in partnership with Pacific Rubiales Energy Corp. (TSX: PRE) (BVC: PREC) (BOVESPA: PREB). BPZ Energy also holds 100% working interests in three onshore blocks in Peru. Please visit the Company's website at www.bpzenergy.com for more information.

FORWARD LOOKING STATEMENT

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on BPZ Energy’s (our) current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “will,” “expected,” "estimated,” and "prospective," and other similar expressions. These forward-looking statements involve risks and uncertainties.

Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include successful operation of our new platform in Corvina, the success of our project financing efforts, accuracy of well test results, results of seismic testing, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

CAUTIONARY STATEMENT REGARDING CERTAIN INFORMATION RELEASES

The U.S. Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only "reserves" that a company anticipates to be economically producible by application of development projects to known accumulations, and there exists or is a reasonable expectation there will exist, the legal right to produce, or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project. We are prohibited from disclosing estimates of oil and gas resources that do not constitute "reserves" in our SEC filings. With respect to "probable" and "possible" reserves, we are required to disclose the relative uncertainty of such classifications of reserves when they are included in our SEC filings. Further, the reserves estimates contained in this press release are not designed to be, nor are they intended to represent, an estimate of the fair market value of the reserves.

The Company is aware that certain information concerning its operations and production is available from time to time from Perupetro, an instrumentality of the Peruvian government, and the Ministry of Energy and Mines ("MEM"), a ministry of the government of Peru. This information is available from the websites of Perupetro and MEM and may be available from other official sources of which the Company is unaware. This information is published by Perupetro and MEM outside the control of the Company and may be published in a format different from the format used by the Company to disclose such information, in compliance with SEC and other U.S. regulatory requirements.

Additionally, the Company’s joint venture partner in Block Z-1, Pacific Rubiales Energy Corp. (“PRE”), is a Canadian public company that is not listed on a U.S. stock exchange, but is listed on the Toronto (TSX), Bolsa de Valores de Colombia (BVC) and BOVESPA stock exchanges. As such PRE may be subject to different information disclosure requirements than the Company. While PRE is subject to various confidentiality requirements regarding us, information concerning the Company, such as information concerning energy reserves, may be released by PRE outside of our control and may be released in a format different from the format the Company uses to disclose such information, incompliance with SEC and other U.S. regulatory requirements.

The Company provides such information in the format required, and at the times required, by the SEC and as determined to be both material and relevant by management of the Company. The Company urges interested investors and third parties to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200. These filings can also be obtained from the SEC via the internet at www.sec.gov.

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BPZ Resources, Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months			Six Months
	Q2 2013	Q1 2013	Q2 2012	2013 YTD	2012 YTD
Net revenue:
Oil revenue, net	$12,776	$13,281	$32,679	$26,057	$69,154
Other revenue	39	31	2	70	80
Total net revenue	12,815	13,312	32,681	26,127	69,234

Operating and administrative expenses:
Lease operating expense	8,102	6,673	12,694	14,775	24,062
General and administrative expense	6,451	5,475	9,347	11,926	15,547
Geological, geophysical and engineering expense	746	358	3,520	1,104	28,741
Depreciation, depletion and amortization expense	7,955	6,904	11,648	14,859	23,154
Standby costs	2,225	1,143	1,409	3,368	2,599
Other expense	-	-	756	-	756
Total operating and administrative expenses	25,479	20,553	39,374	46,032	94,859

Operating loss	(12,664)	(7,241)	(6,693)	(19,905)	(25,625)

Other income (expense):
Income (loss) from investment in Ecuador property, net	216	(47)	(47)	169	(94)
Interest expense, net	(4,280)	(4,298)	(4,080)	(8,578)	(10,290)
Loss on extinguishment of debt	(3,786)	-	(7,318)	(3,786)	(7,318)
Gain (loss) on derivatives	1,277	(548)	8,407	729	2,039
Interest income	38	9	7	47	10
Other expense	(818)	(329)	(198)	(1,147)	(245)
Total other expense, net	(7,353)	(5,213)	(3,229)	(12,566)	(15,898)

Loss before income taxes	(20,017)	(12,454)	(9,922)	(32,471)	(41,523)

Income tax expense (benefit)	(377)	330	(1,422)	(47)	(5,732)

Net loss	$(19,640)	$(12,784)	$(8,500)	$(32,424)	$(35,791)

Basic net loss per share	$(0.17)	$(0.11)	$(0.07)	$(0.28)	$(0.31)
Diluted net loss per share	$(0.17)	$(0.11)	$(0.07)	$(0.28)	$(0.31)

Basic weighted average common shares outstanding	115,935	115,788	115,573	115,862	115,543
Diluted weighted average common shares outstanding	115,935	115,788	115,573	115,862	115,543

BPZ Resources, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$103,832	$83,540
Short-term investments	1,000	-
Accounts receivable	8,621	24,523
Income taxes receivable	1,842	-
Value-added tax receivable	14,817	20,569
Inventory	20,069	19,851
Restricted cash	5,010	25,129
Prepaid and other current assets	11,516	5,734
Total current assets	166,707	179,346

Property, equipment and construction in progress, net	228,239	238,557
Restricted cash	4,109	47,670
Other non-current assets	5,201	5,983
Investment in Ecuador property, net	551	632
Deferred tax asset	57,476	55,242
Total assets	$462,283	$527,430

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$40,675	$21,978
Accrued liabilities	19,154	34,013
Other liabilities	21,556	21,792
Current income taxes payable	-	10,460
Accrued interest payable	4,326	5,234
Derivative financial instruments	358	2,984
Current maturity of long-term debt	17,000	24,046
Total current liabilities	103,069	120,507

Asset retirement obligation	2,822	2,708
Other non-current liabilities	20,755	20,755
Long-term debt, net	180,132	197,160
Total long-term liabilities	203,709	220,623

Commitments and contingencies

Stockholders’ equity:
Preferred stock, no par value, 25,000 authorized; none issued and outstanding	-	-
Common stock, no par value, 250,000 authorized; 117,813 and 116,932 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	561,804	560,175
Accumulated deficit	(406,299)	(373,875)
Total stockholders’ equity	155,505	186,300
Total liabilities and stockholders’ equity	$462,283	$527,430

Reconciliation of non-GAAP measure

The table below represents a reconciliation of EBITDAX to the Company’s net income (loss), which is the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States of America.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in thousands)		(in thousands)
Net loss	$(19,640)	$(8,500)	$(32,424)	$(35,791)
Interest expense	4,280	4,080	8,578	10,290
Loss on extinguishment of debt	3,786	7,318	3,786	7,318
Income tax benefit	(377)	(1,422)	(47)	(5,732)
Depreciation, depletion and amortization expense	7,955	11,648	14,859	23,154
Geological, geophysical and engineering expense	746	3,520	1,104	28,741
Other expense	-	756	-	756
Gain on derivatives	(1,277)	(8,407)	(729)	(2,039)
EBITDAX (a)	$(4,527)	$8,993	$(4,873)	$26,697

(a) Earnings before interest, income taxes, depletion, depreciation and amortization, exploration expense and certain non-cash charges (“EBITDAX”) is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements. “GAAP” refers to generally accepted accounting principles in the United States of America. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever the Company refers to a non-GAAP financial measure, it also presents the most directly comparable financial measure presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure. Management believes that EBITDAX may provide additional helpful information with respect to the Company’s performance or ability to meet its debt service and working capital requirements.